CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

                      AND OF REGISTERED AGENT

                  OF J. CREW INTERNATIONAL, INC.

      PURSUANT TO SECTION 133 OF TITLE 8 OF THE DELAWARE CODE



           The Board of Directors of J. Crew International, Inc., a corporation organized under the General Corporation Law of the State of Delaware, effective as of this 3rd day of January, 1996, do hereby resolve and order that:

           1. the location of the Registered Office of this Corporation within this State be, and the same hereby is 1201 Market Street, Suite 1700, City of Wilmington, County of New Castle, 19801; and

           2. the name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, be, and hereby is, Delaware Incorporators & Registration
Service, Inc.; and

           3. the Assistant Secretary of the company be and hereby is, authorized to execute and file a Certificate of Change of Location of Registered Office and of Registered Agent of the Company with the Delaware Secretary of State, and to take all necessary and appropriate actions in accordance with the intent of this resolution.

           J. Crew International, Inc. does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

           Said Corporation has caused this certificate to be signed by an authorized officer of the Corporation, the 3d day of January, 1996.

                                    BY:/s/ Gordon W. Stewart
                                       ___________________________
                                       Name:  Gordon W. Stewart
                                       Title:  Assistant Secretary